Exhibit 99.4

PHOTRONICS,  INC.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Six Months Ended
	May 3, 2020	April 28, 2019

Cash flows from operating activities:
Net income	$18,900	$17,620
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	47,896	38,515
Share-based compensation	2,576	1,962
Changes in operating assets, liabilities and other	(8,049)	(60,384)

Net cash provided by (used in) operating activities	61,323	(2,287)

Cash flows from investing activities:
Purchases of property, plant and equipment	(30,127)	(140,436)
Government incentive	5,260	5,698
Other	(139)	(23)

Net cash used in investing activities	(25,006)	(134,761)

Cash flows from financing activities:
Proceeds from long-term debt	1,140	39,633
Contribution from noncontrolling interest	7,600	29,394
Purchase of treasury stock	(16,894)	(10,696)
Repayments of long-term debt	(389)	(61,220)
Proceeds from share-based arrangements	3,423	1,033
Dividends paid to noncontrolling interests	-	(26,102)
Other	(251)	(45)

Net cash used in financing activities	(5,371)	(28,003)

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	475	2,843

Net increase (decrease) in cash, cash equivalents, and restrcited cash	31,421	(162,208)
Cash, cash equivalents, and restricted cash, beginning of period	209,291	331,989

Cash, cash equivalents, and restricted cash, end of period	$240,712	$169,781